POWER OF ATTORNEY


To: Ann Segarra, Christopher J. Thome, and Laura Roskopf

You are hereby appointed to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form 3, 4 or 5 or any amendment thereto required to be filed by First Niagara Financial Group, Inc. under
Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify you in writing that your authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on September , 2005.


by: /s/ Lee C. Wortham *
      Mr. Lee C. Wortham

In presence of: /s/ Julie T. Wortham *
                         Julie T, Wortham

At             Montclair                    New Jersey
                    City                           State


*Please sign on the line and print name below the line.